Exhibit (b)

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

JOYY Inc.

(Name of Issuer)

Table 1 – Transaction Valuation

	Transaction Valuation		Fee Rate		Amount of Filing Fee
Fees to Be Paid	$406,038,000	(1)	0.01476	%(2)	$59,931.21	(2)
Fees Previously Paid	—				—
Total Transaction Valuation	$406,038,000
Total Fees Due for Filing					$59,931.21	(2)
Total Fees Previously Paid					—
Total Fee Offsets					—
Net Fee Due					$59,931.21	(2)

(1)	Calculated solely for purposes of determining the filing fee. The repurchase price of the 1.375% Convertible Senior Notes due 2026 (the “2026 Notes”), as described herein, is US$1,000 per US$1,000 principal amount outstanding, with accrued and unpaid interest on the 2026 Notes of nil on June 15, 2024. As of April 11, 2024, there was US$406,038,000 aggregate principal amount of 2026 Notes outstanding, resulting in an aggregate maximum purchase price of US$406,038,000.

(2)	The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and equals US$147.60 for each US$1,000,000 of the value of the transaction.